Exhibit 99.1
                                               NEWS

FOR RELEASE: December 19, 2011

Charter Communications Names Thomas M. Rutledge
as President and CEO

Will succeed Michael J. Lovett following a transition period

St. Louis, Missouri – Charter Communications, Inc. (NASDAQ: CHTR) (“Charter” or the “Company”) today announced that its Board of Directors has concluded its previously announced CEO search process and appointed Thomas M. Rutledge as President and Chief Executive Officer. Mr. Rutledge joins Charter immediately and will become the President and Chief Executive Officer effective February 13, 2012.  Mr. Rutledge will also become a member of the Charter Board of Directors at that time.

Mr. Rutledge, 58, joins Charter from Cablevision Systems Corporation, where he served as Chief Operating Officer from April 2004 until December 2011.  A 34-year cable industry veteran, Mr. Rutledge previously served as president of Time Warner Cable.  He began his career in 1977 at American Television and Communications (ATC), a predecessor company of Time Warner Cable.  Mr. Rutledge currently serves on the board of the National Cable and Telecommunications Association (NCTA), and served as Chairman of the NCTA from 2008-2010.

Mr. Rutledge will succeed Michael J. Lovett, who announced in October his plan to step down as President and Chief Executive Officer of Charter on the earlier of April 30, 2012 or when a successor was appointed.  Mr. Lovett will remain in his current capacity until February 12, 2012 to assist Mr. Rutledge in the transition to the new role.

Eric L. Zinterhofer, Chairman of the Board of Charter, said, “After conducting a comprehensive search process, the Board is delighted to welcome Tom to the Charter team.  Tom is a highly accomplished executive with a long track record of success.  He has the rare combination of operational expertise and strategic vision to lead Charter through its promising next phase of growth.  We look forward to working with him.  On behalf of the Board of Directors, I would also like to thank Mike for his many contributions to Charter over the past eight years and for helping to establish a sound strategic and financial footing for the Company during that time.  We wish him the best for the future.”

Tom Rutledge stated, “Charter is an outstanding company with great people, products, assets and growth opportunities.  I am honored to have been chosen for this role and look forward to working with the Charter team to provide superior products and services to our customers, create an exciting work environment for our employees and build continued value for our shareholders.  I have great respect for what Mike has achieved with the Company and appreciate his commitment to ensuring a smooth transition.”

“The Charter team has accomplished a tremendous amount over the past few years, and I couldn’t be more proud of them,” said Mike Lovett.  “I share the Board’s enthusiasm for Tom, who is an exceptional leader. I am confident that I will be leaving Charter in excellent hands, poised for great success in the future.”

In addition to his other roles previously mentioned, Mr. Rutledge currently serves on the boards of CableLabs, C-SPAN and the CTAM Educational Foundation. In 2011, he received NCTA's Vanguard Award for Distinguished Leadership, the cable industry's highest honor. He is a member of the Cable Hall of Fame and was inducted into the Broadcasting and Cable Hall of Fame in 2011. He received a B.A. in economics from California University in California, PA in 1977.

About Charter
Charter is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

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Media:	Analysts:
Anita Lamont	Robin Gutzler
314-543-2215	314-543-2389

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and free cash flow by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, and digital subscriber line (“DSL”) providers and competition from video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.